EXHIBIT 99.1

Lead Director Duties – to be included in Corporate Governance Guidelines

Lead Independent Director

If the Chairman of the Board is the Chief Executive of the Company, then one of the independent members of the Board will be named as Lead Independent Director.

The Lead Independent Director shall serve at the discretion of the independent directors, and the election or re-election of the Lead Independent Director shall be called at the request of a majority of the independent directors. If, at any time, the incumbent Lead Independent Director is unable or unwilling to continue to serve as the Lead Independent Director (or, in connection with any meeting, is absent or otherwise unable to perform the duties of Lead Independent Director at such meeting), then the most senior independent director (based on length of service on the Board) shall fulfill the duties and responsibilities of the Lead Independent Director until such time as the independent directors have elected a successor Lead Independent Director.  In addition, the independent directors, by majority vote acting in executive session, may for any reason replace the incumbent Lead Independent Director with a successor Lead Independent Director.

The Board has determined that the Lead Independent Director should have the following specific duties and responsibilities:

•	consulting with the Chairman of the Board with respect to appropriate agenda items for meetings of the Board and the standing committees of the Board, and approving such agendas;

•	discussing with the chairs of the standing committees of the Board their activities and endeavoring, consistent with the charters of the various standing committees, to coordinate activities among the standing committees;

•	in consultation with the non-employee directors, advising the Chairman of the Board as to an appropriate schedule of Board meetings and approving such schedule;

•	calling executive sessions or meetings of the independent or non-employee directors when necessary and appropriate;

•	presiding at all meetings at which the Chairman of the Board is not present including executive sessions of the independent or non-employee directors and, if appropriate, apprising the Chairman of the Board of the issues considered;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving the retention of outside advisors and consultants who report directly to the Board on critical issues;

•	being available for consultation and direct communication with the Company’s stockholders; and

•	performing such other duties as the Board may from time to time delegate.